UNITED STATES

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CoreLogic, Inc.

(Name of Registrant as Specified In Its Charter)

Senator Investment Group LP

Senator Management LLC

Senator GP LLC

Senator Master GP LLC

Douglas Silverman

Senator Focused Strategies LP

Senator Global Opportunity Master Fund LP

Cannae Holdings, Inc.

Cannae Holdings, LLC

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This filing contains a press release issued by Senator Investment Group LP and Cannae Holdings, Inc., dated July 29, 2020.

Cannae Holdings and Senator Investment Group Propose Nine Independent, Highly

Accomplished Directors for CoreLogic Board and Begin Process to Call Special Meeting

Seek to Replace Majority of Board with Nominees Who Will Act in Best Interests of Shareholders

Disappointed by Company’s ‘Scorched Earth’ Defense, Series of Anti-Shareholder Maneuvers, and Unwillingness to Engage in Good Faith

Continue to Believe $65 Per Share Offer is Compelling for Shareholders – But Remain Open-Minded on Value Subject to Diligence

LAS VEGAS & NEW YORK, July 29, 2020 – Cannae Holdings, Inc. (NYSE: CNNE), (“Cannae”) and Senator Investment Group, LP (“Senator”), which, directly or through affiliated entities, jointly own or have an economic interest equivalent to approximately 15% of the outstanding shares of CoreLogic, Inc. (NYSE: CLGX), (the “Company”) today issued an open letter to fellow shareholders. In the letter, Cannae and Senator announce that they have initiated the process to call a special meeting of shareholders (the “Special Meeting”) to elect nine independent and highly accomplished directors to the CoreLogic Board of Directors (the “Board”).

The full text of the letter follows and is available at www.UnlockingCoreLogic.com.

Senator Investment Group, LP 510 Madison Ave # 28 New York, NY 10022	Cannae Holdings, Inc. 1701 Village Center Circle Las Vegas, NV 89134

July 29, 2020

Dear CoreLogic Shareholders:

Since announcing our proposal to acquire CoreLogic for $65.00 per share in cash one month ago, we have received widespread support from our fellow CoreLogic shareholders. You have made your expectation resoundingly clear: the Company should engage in good faith and promptly carry out a sales process aimed towards maximizing value.

Unfortunately, CoreLogic and its advisors have instead chosen to employ a series of defensive maneuvers aimed at eliminating this opportunity. Tactics have included rejecting our proposal without speaking to us, increasing the Company’s share count in order to dilute our beneficial ownership below the 10% threshold required to call a Special Meeting, adopting a poison pill to delay our calling a Special Meeting, inciting regulatory scrutiny, obfuscating organic growth in order to support aggressive projections, immediately issuing press releases following the only private communications we have had, and summarily rejecting our request for access to diligence materials that would enable us to evaluate the possibility of increasing our proposal. This is the same Company that enjoyed ironclad protection from acquisition offers by placing an unusual, decade-long purchase right in its founding documents that only expired in June.

While CoreLogic may explain away each one of these actions, the combination paints a clear picture. If these are not just delay tactics, the Company has the opportunity now to promptly call a Special Meeting in early October – the date shareholders could have reasonably expected a meeting before the Company began all of this gamesmanship. We suspect they will not.

We therefore are moving forward with the process of calling a Special Meeting to remove a majority of the Board and replace them with highly-qualified, independent directors who have no affiliation or association with Senator, Cannae, or any of our affiliates. These candidates have extensive experience overseeing and advising public companies as well as evaluating and executing value-maximizing transactions. Over half of the slate has served as CEO or Chair of a large organization and all of them possess expertise in financial, operational, or corporate governance matters.

Below we detail the need to call a Special Meeting and introduce the nominees.

We Have Offered Compelling Value and Deal Certainty from a Uniquely Qualified Buyer

On June 26th we made a proposal to acquire CoreLogic for $65 per share in cash following nine months of extensive “outside in” due diligence. This all-cash offer is compelling because:

1.

We are offering a premium and transaction multiple well above those customarily seen in this industry. Our offer represents a 37% premium to the Company’s unaffected price and a 26% premium to the Company’s 52-week high, 1.7x and 2.0x greater than average premiums in this industry respectively. When accounting for the Company’s track record of growth or when compared to multiples where the Company has historically traded, the offer represents an EBITDA multiple well in excess of average transaction multiples in the industry.

2.

We are providing deal certainty. We have committed to signing a ‘Hell or High Water’ provision which means no matter what antitrust issue may arise, we are required to accept the regulatory fix and close the transaction. We have thereby removed regulatory risk to shareholders. Despite the Company’s public statements and efforts to provoke regulatory scrutiny, we know there is no material antitrust risk to a combination as neither Senator nor Cannae have any overlapping businesses with the Company.

3.

Bill Foley is a uniquely qualified buyer. Cannae and its affiliates in the proposed transaction are led by William P. Foley II (Bill Foley), a preeminent operator and investor with an established track record of successful acquisitions and value creation. Under Bill Foley’s leadership, we would seek to reignite long-term growth at CoreLogic, increase operating efficiency, and improve overall allocation of scarce capital resources. Bill Foley has extensive experience transforming similar businesses and is uniquely positioned to strengthen the Company’s customer, financial, and employee relationships. He is therefore not only a credible buyer, but also is the best buyer for the Company.

Research analysts agree:

•

We view $65 as attractive, having a high probability of occurring, and unlikely to draw bids materially above the $65 level… (1) The $65 offer is a significant premium to where CLGX has traded historically, no matter how you slice it (2) US mortgage volumes are highly cyclical, drive 60% of CLGX revenue and are forecasted to peak in 2020 and decline in 2021 and 2022. – Wells Fargo, June 29

•	Offer price seems fair given peak multiples on peak of mortgage cycle. – Deutsche Bank, June 26

•

To us, this looks like a very compelling offer for shareholders as it is difficult to envision a better return with the longer-term challenge of a low mortgage origination environment. There would need to be a material acceleration of the PIRM business to offset this challenge and we have not seen tangible signs to make us believe that is likely. – Compass Point, June 26

•	…we see the offer price as relatively reasonable given normalized organic revenue growth profile in the low-mid single digit range. – Wolfe, June 26

•

Overall, we believe the buyout would represent a fair outcome for CoreLogic shareholders given that earnings estimates reflect elevated mortgage volumes (which are highly cyclical). – William Blair, June 26

The Company Has Deployed a ‘Scorched Earth’ Defense

Despite our multiple meeting requests, CoreLogic refused to engage with us until first rejecting our proposal and then proceeding to roll out a series of defensive measures, including:

1.

Issuing shares to dilute our ownership below the 10% threshold necessary for calling a Special Meeting: Monday, for the first time, the Company disclosed it had increased its share count to precisely the number of shares necessary to dilute our beneficial ownership below 10% to 9.99%. This is particularly striking given the Company just announced a new $1 billion share repurchase plan and has $382 million remaining under its prior authorization. Notably, CoreLogic’s share count has declined into each July for the last six years – until Monday, one day before the window opened to call a Special Meeting.

2.

Adopting a poison pill designed to delay our ability to call a Special Meeting: Even with the dilution from the stock issuance, we still own sufficient shares to be able to call a Special Meeting with the support of just one additional shareholder. Absent the Company’s poison pill, we would be able to promptly call a Special Meeting today per SEC rules without the need for a formal solicitation. However, the poison pill the Company adopted would be triggered if we followed this customary approach, and therefore we must now call a Special Meeting through a time consuming and costly formal public solicitation process. We are moving forward with this alternative process over the next several weeks.

3.

Actively inviting regulatory scrutiny in an attempt to impede a transaction: The Company has raised the specter of antitrust issues encouraging regulatory inquiry. We know this is nothing more than a smokescreen, as demonstrated by our commitment to signing a ‘Hell or High Water’ provision. We do believe, however, that the Company’s actions have delayed Senator’s ability to obtain routine HSR clearance from the FTC to increase ownership of voting stock.

4.

Turning every private communication into an opportunity for press releases and ‘spin’: Despite our multiple requests for constructive private communication, the Company has issued a press release immediately following each private discussion we have had or private letter we have sent.

5.

Deploying aggressive and irresponsible guidance practices: The simple truth is that approximately 60% of CoreLogic’s revenue is tied to mortgage origination volumes – which are notoriously volatile and cyclical. Due to extremely low interest rates, mortgage origination volumes in the 2nd quarter of 2020 are approximately 78% higher than originally forecasted by the Mortgage Bankers Association in February when CoreLogic and other mortgage-exposed peers set guidance. It is not a surprise to anyone that 2020 financial results are higher than originally expected. It will also not be a surprise to anyone when these origination volumes decline when the cycle turns.

Yet the Company has tried to use this temporary surge in mortgage volumes as evidence of a spectacular turnaround whereby CoreLogic will sustainably achieve a tremendous inflection in growth. The Company has also deployed two highly unusual guidance practices: preannouncing an increase in quarterly guidance before the quarter even ended and issuing three-year forward guidance. In CoreLogic’s 10+year history as a public company, it has only preannounced before the end of the quarter once (and that was seven years ago on the day before the quarter ended) and it has never given guidance beyond the current fiscal year.

We assume the Company has done this to try to claim that our referring to June 15th as the unaffected share price is incorrect and that the “true” unaffected share price is substantially higher. We disagree. CoreLogic’s results this quarter are no better, and in some cases are worse, than those of other mortgage-sensitive peers. The stock prices of these peers are essentially unchanged vs June 15th levels. We reference June 15th share price levels due to the facts that: (1) we have acquired a 15% interest in the Company, (2) volume levels increased over 160% since June 15th, (3) public reports set off speculation about a bid coming for the Company, and (4) Cannae received multiple inquiries about a potential imminent acquisition of CoreLogic. That confluence drove a 13% increase relative to peers in the Company’s stock price over just a few days. We suspect this is why the Company hired defense advisors and preannounced guidance.

Analysts are skeptical of CoreLogic’s multi-year guidance and unaffected share price argument:

•

Target: $40.00…CLGX raised its guidance…We think this was generally anticipated by investors given very strong mortgage origination volumes YTD… – KBW, June 25 (issued after market close, just after CLGX raised guidance – the price target of $40 remained unchanged)

•

We raise our price target to $60 from $40 incorporating a probability weighting of deal being reached and maintain our Market Perform rating. – KBW, June 26 (issued before market open, just after announcement of our offer, with the price target increased by 50%)

•

Hope Springs Eternal: We view CLGX’s 2021 and 2022 guidance as optimistic for the following reasons: (1) Predicting the mortgage market is an uncertain business in the best of times, but in the middle of a pandemic and facing a US presidential election we would argue that visibility is worse than usual – and mortgage volumes drive 60% of CLGX’s revenue. Prior to today CLGX had never given annual guidance prior to the January of that year. (2) CLGX’s 2021 revenue and adj. EBITDA guidance assumes a 10% decline in mortgage volumes. While we certainly have no edge in predicting the mortgage market, we note that this assumption is more aggressive than all of the 3 major forecasters ... (3) Even assuming only a 10% decline in mortgage originations in 2021, achieving 2021 adj. EBITDA guidance of $595-615MM seems like a stretch. – Wells Fargo, July 7

•

We believe there is limited visibility and significant downside risk to the guidance given 1) ~60% of CLGX’s revenues are generated from mortgage originations which are forecasted to decline in 2021 and 2022, and 2) flat to low-single digit organic growth historically excluding mortgages. – Deutsche Bank, July 7

•

… we model conservatively relative to the updated guide, which we view as somewhat ambitious given the uncertainty in the macro environment, volatility in mortgage originations forecasts, and recently slower growth in non-mortgage sensitive revenues. – Wolfe, July 8

•	… we think the market could see the targeted revenue growth rates of 4-5% in 2021/22 as challenging. – KBW, July 7

•

We believe CLGX shares will most likely be acquired around the current price. We could see a takeover >$65, but believe CLGX is unlikely to be acquired at a price meaningfully above the current ~$68 price (we believe likely “strategic acquirer” pool is fairly limited). – Baird, July 23

•

While we do acknowledge that CLGX is performing at a high level (likely highest ever) and there are some compelling LT targets in place, we see too much uncertainty on the road to those targets, targets that do also need the support of a continued >$2.3 tril. U.S. mortgage backdrop vs. the most recent 10-year (2010-2019) avg. of ~$1.8 tril. – Stephens, July 24

•

We believe that Corelogic is no longer trading based on fundamentals or in-line with historical valuation—the stock price reflects the takeover offer and speculation that a higher offer or bidding process will ensue—and therefore do not view earnings projections as the driver of our price target. – Compass Point, July 24

We Have Told CoreLogic We Are Open-Minded on Value – But Need Diligence

Despite the above, we have attempted to continue engaging constructively. To that end, we wrote privately to the CoreLogic Board that we are open-minded as to value and invited the Company to demonstrate why we should offer more by providing us with access to due diligence materials. That process would permit us to understand product-level profitability and growth. CoreLogic rejected that opportunity, choosing instead to immediately publicly announce that it was turning us down again.

Our request for diligence is reasonable and sincere. Despite nine months of “outside in” research, it is surprisingly difficult for shareholders to determine the true organic growth rate of CoreLogic. Over the past years, the Company has re-segmented financials and discontinued reporting of certain KPIs multiple times. While on multiple earnings calls the Company has referred to growth excluding mortgage market impact as “essentially flat”, we calculate that growth has actually been negative. In more recent quarters, the Company has altered its typical mortgage volume disclosures with the effect of understating mortgage tailwinds and thereby overstating organic growth (by “netting” AMC transformation and market share losses against mortgage volume gains). As further evidence of the lack of real growth, we note that the Company’s unadjusted organic growth has an over 95% correlation to growth in year-over-year mortgage unit volumes – with 2nd quarter 2020 results actually a bit lower than the regression would predict.

Research analysts have noted this lack of clarity even in the Company’s most recent quarter:

CLGX highlighted 5% organic growth in 2Q20; however, we estimate a single-digit decline to flat organic revenue growth including COVID-19 impacts but excluding mortgage tailwinds and normalizing for the AMC transformation/shutdown of noncore software. – Deutsche Bank, July 23

The market is aware of the significance of this phenomenon, irrespective of the Company’s statements. Last week CoreLogic touted how it had consistently met its quarterly guidance over the past couple of years. Yet, the reality is that the Company’s stock price has declined 10 of the last 12 earnings days. Over the past two years the Company ranks in the bottom 4% of the entire Russell 3000 for frequency of quarters with negative stock reactions. Stunningly, the Company also ranks in the bottom 4% of the entire Russell 3000 for the magnitude of those declines. A stark example of this disjuncture—between a Company that celebrates meeting quarterly guidance and shareholders who are punished by it—is the 3rd quarter of 2019 when CoreLogic met the midpoint of its guidance, yet the stock declined 14% that same day.

If CoreLogic is certain, as they state in the presentation that accompanied their rejection of our proposal, that “the Company is at a compelling inflection point with double digit growth and record profitability and FCF,” then why won’t they grant us access to diligence? We will pay for value in excess of our proposal.

We Are Moving Forward with the Process of Calling a Special Meeting and Will Propose Nine Independent, Highly Accomplished Directors

We will seek to replace a majority, but not the entirety, of the Board. This will not be a vote to sell the Company to us for $65 per share. Rather, it will be a vote to put in place these nine independent directors who will act in the best interest of all shareholders:

•

W. Steve Albrecht: Mr. Albrecht is currently the Gunnel Endowed Professor in the Marriott School of Management at Brigham Young University, where he was previously Associate Dean. He is a Certified Public Accountant, Certified Internal Auditor, and Certified Fraud Examiner. He currently serves on the Board and as Chair of the Audit & Finance Committee of SkyWest, Inc. (NASDAQ: SKYW). Previously he was Chairman of Cypress Semiconductor Corporation (NASDAQ: CY) when it was acquired by Infineon Technologies AG (OTCMKTS: IFNNY) for $10 billion and Director and Chair of the Audit Committee of RedHat, Inc. (NYSE: RHT) when it was acquired by IBM (NYSE: IBM) for $35 billion. Mr. Albrecht is a former President of the American Accounting Association and Association of Certified Fraud Examiners.

•

Martina Lewis Bradford: Ms. Bradford is currently the Founder, President, and Chief Executive Officer of Palladian Hill Strategies, a government relations firm. Ms. Bradford previously served as Vice President for Government Affairs at AT&T (NYSE: T) and Corporate Vice President for Global Public Affairs at Lucent Technologies (NYSE: LU). During her career in Washington, she served as Chief of Staff to the Vice Chairman of the Interstate Commerce Commission, where she was involved in handling several major mergers and acquisitions. Prior to that, she served as Counsel on both the Senate Governmental Affairs Committee and the House Appropriations Committee and as an attorney-adviser at the Interstate Commerce Commission. Ms. Bradford has served on several corporate and nonprofit boards, including Cadmus Communications Corp. (NASDAQ: CDMS), the Board of Trustees of American University, and Board of Visitors at Duke University Law School.

•

Gail Landis: Ms. Landis was a Founding Partner of Evercore Asset Management, LLC, where she served as Managing Principal from 2005 until 2011. She has been on the Board of Morningstar (NASDAQ: MORN) since 2013. Ms. Landis was previously Head of Distribution for the Americas for Credit Suisse Asset Management, the asset management division of Credit Suisse Group AG (NYSE: CS) and held senior roles with Sanford C. Bernstein & Co., Inc. and its successor company AllianceBernstein L.P. (NYSE: AB).

•

Wendy Lane: Ms. Lane has served as Chairman and Founder of Lane Holdings, Inc., an investment firm, since 1992. Previously, she was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities. Ms. Lane has served on the Board and as Chairman of the Compensation Committee of Willis Tower Watson (NASDAQ: WLTW) since 2016, including during its entry into a definitive agreement to combine with Aon plc (NYSE: AON). Her prior board experience includes, among others, MSCI, Inc. (NYSE: MSCI), Laboratory Corporation of America (LabCorp) (NYSE: LH), where she chaired the Audit and Compensation Committees, and UPM Kymmene Corporation (OTCMKTS: UPMMY).

•

Ryan McKendrick: Mr. McKendrick is the former President and Chief Executive Officer of AMCOL International (NYSE: ACO). He served in this role, as well as on the Board, from 2011 through the Company’s sale in 2014. During the sale of AMCOL, he successfully managed a competitive, unsolicited, and public bidding process among multiple counterparties. He previously served at AMCOL as Chief Operating Officer. Prior to that, he was Vice President-General Manager for Waste Management of North America (NYSE: WM).

•

Katherine “KT” Rabin: Ms. Rabin was the Chief Executive Officer at Glass, Lewis & Co., a leading independent provider of global governance services, from 2007 to 2019. Before joining Glass Lewis, Ms. Rabin was Vice President, Communications & Investor Relations at QRS Corporation (NASDAQ: QRSI), a supply chain management company, and Director of Research at OTR Global, an independent investment research firm. Ms. Rabin serves as a member of the Glass Lewis Research Advisory Council and the Advisory Board of the Millstein Center for Global Markets and Corporate Ownership.

•

Sreekanth Ravi: Mr. Ravi is currently the Co-Founder and Executive Chairman of the Board of RSquared, a cloud-based artificial intelligence (AI) platform in the Workforce Intelligence market. Previously, Mr. Ravi was the Co-Founder, Chairman, and Chief Executive Officer of Tely, a video-conferencing company and was the Co-Founder, Chairman, and Chief Executive Officer of Code Green Networks, a maker of data-loss prevention and content security solutions that resulted in a successful sale to Digital Guardian in 2015. Prior to that, Mr. Ravi was Co-Founder, Chief Executive Officer, and Chairman of SonicWall (NASDAQ: SNWL), a firewall company that was purchased by Dell (NYSE: DELL) in 2012.

•

Lisa Wardell: Ms. Wardell is the Chairman and Chief Executive Officer of Adtalem Global Education Inc. (NYSE: ATGE), a leading workforce solutions provider. Prior to joining Adtalem, she was Executive Vice President and Chief Operating Officer for The RLJ Companies where she was responsible for managing the company portfolio, including strategic partnerships, mergers and acquisitions, business strategy, operations, and finance. Ms. Wardell currently serves on the Board of Lowe’s Companies, Inc. (NYSE: LOW) as well as THINK450, the innovation engine of the National Basketball Players Association.

•

Henry W. “Jay” Winship: Mr. Winship is the President and Founder of Pacific Point Capital, a real estate investment firm. Prior to founding Pacific Point Capital, Mr. Winship was a Principal, Senior Managing Director, and Investment Committee Member of Relational Investors LLC, a $6 billion investment fund. He is a Certified Public Accountant and Chartered Financial Analyst. Mr. Winship currently serves on the Board and as Chair of the Audit Committee of Bunge Limited (NYSE: BG). He was previously on the Board of Esterline Technologies Corporation (NYSE: ESL).

We Still Hope CoreLogic Will Engage with Us

We appreciate the widespread shareholder support we have received. As we stated in our June 26th letter, we expect that we would be able sign a definitive merger agreement and announce the transaction within one month after the Company provides due diligence access and believe that, once signed, we will be able to consummate the transaction within two to three months. Calling a Special Meeting to replace directors introduces delay and is a suboptimal outcome for all.

We sincerely hope we can find common ground with CoreLogic. But if we cannot, we remain committed to the transaction and allowing shareholders to vote and decide for themselves.

Sincerely,

/s/ Quentin Koffey Quentin Koffey Partner Senator Investment Group, LP	/s/ Richard N. Massey Richard N. Massey Chief Executive Officer Cannae Holdings, Inc

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Senator Investment Group LP, Cannae Holdings, Inc. and the other Participants (as defined below) may file a solicitation statement and/or proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit consents or proxies with respect to the calling of and approval of the proposals presented at a special meeting of stockholders (the “Special Meeting”) of CoreLogic, Inc., a Delaware corporation (the “Company”). If the Participants file any definitive solicitation statement and/or definitive proxy statement with the SEC, the Participants will mail such definitive proxy statement and a proxy card to each stockholder of the Company entitled to vote at the Special Meeting.

The participants in the solicitation are (i) Senator Investment Group LP (“Senator”), the investment manager of the Senator Funds (as defined below), (ii) Senator Management LLC (“Senator GP”), the general partner of Senator, (iii) Senator GP LLC (“Senator GP LLC”), the general partner of SGOM (as defined below), (iv) Senator Master GP LLC (“Senator Master GP”), the general partner of SFS (as defined below), (v) Mr. Douglas Silverman (“Mr. Silverman”), the Chief Executive Officer of Senator, (vi) Senator Focused Strategies LP (“SFS”), (vii) Senator Global Opportunity Master Fund LP (“SGOM” and, together with SFS, the “Senator Funds”), (viii) Cannae Holdings, Inc. (“Cannae”) and (ix) Cannae Holdings, LLC (“Cannae Holdings”), a wholly-owned subsidiary of Cannae (collectively, the “Participants”).

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE SOLICITATION STATEMENT AND/OR PROXY STATEMENT AND OTHER SOLICITATION OR PROXY MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

As of the date hereof, (i) SFS directly owns 2,176,190 shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), (ii) SGOM directly owns 2,030,000 shares of Common Stock and (iii) Cannae Holdings directly owns 2,300,000 shares of Common Stock. Additionally, as of the date hereof, SFS is party to cash-settled total return swaps referencing 3,942,810 shares of Common Stock in the aggregate and total return swaps and over-the-counter forward purchase contracts referencing 1,435,000 shares of Common Stock in the aggregate.

As described in the Schedule 13D filed with the SEC by Senator, Cannae and certain of their respective affiliates with respect to the Company, each of Senator, Senator GP, Senator GP LLC, Senator Master GP, Mr. Silverman, Cannae and Cannae Holdings may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) 7,941,190 shares of Common Stock (the “Shares”) and, therefore, each such Participant may be deemed to be the beneficial owner of all of the Shares. The Shares collectively represent approximately 9.99% of the outstanding shares of Common Stock based on 79,458,522 shares of Common Stock outstanding as of July 21, 2020, as reported in the Company’s Quarterly Report on Form 10-Q filed on July 27, 2020.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or a recommendation to buy or sell any securities.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, changes in the financial markets and changes in the conditions resulting from the outbreak of a pandemic such as the novel COVID-19 (“COVID-19”); the overall impact of the outbreak of COVID-19 and measures to curb its spread, including the effect of governmental or voluntary mitigation measures such as business shutdowns, social distancing, and stay-at-home orders; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; risks associated with our split-off from Fidelity National Financial, Inc., including limitations on our strategic and operating flexibility related to the tax-free nature of the split-off and the Investment Company Act of 1940; and risks and uncertainties related to the success of our externalization.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q,10-K and other filings with the Securities and Exchange Commission.

Investor Contact:

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

emccarthy@dfking.com / gweinberg@dfking.com

(212) 269-5550

Media Contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com